Exhibit 10.3

SURGERY PARTNERS, INC.
REORGANIZATION AGREEMENT
SEPTEMBER 30, 2015

This REORGANIZATION AGREEMENT (this “Agreement”), dated as of September 30, 2015, is hereby entered into by and among Surgery Partners, Inc., a Delaware corporation (the “Corporation”), Surgery Center Holdings, LLC, a Delaware limited liability company (the “Holdings LLC”), H.I.G. Surgery Centers, LLC, a Delaware limited liability company (“Holdings LLC Representative” in its capacity as such), and the persons listed on Schedule I hereto (each a “Member” and collectively the “Members”).
RECITALS
WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined to effect an underwritten initial public offering (the “IPO”) of shares of Common Stock (as defined below) on the terms and subject to the conditions contained in the Underwriting Agreement (as defined below);
WHEREAS, in contemplation of, in connection with and immediately prior to, the IPO Effective Time, or, in the event that the IPO does not occur by June 30, 2016, on that date, the parties desire to and agree to effect the Contribution (as defined below); and
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement (the “Parties”) hereby agree as follows:
1.Definitions. Certain Defined Terms. As used herein, the following terms shall have the following meanings:
“Affiliate” when used with reference to another Person means any Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person.  In addition, Affiliates of a Person that is an entity shall include all the directors, managers, officers and employees of such entity in their capacities as such.
“Agreement” has the meaning set forth in the Preamble hereof.
“Board” has the meaning set forth in the Recitals hereof.
“Class A Units” has the meaning given such term in the Existing Holdings LLC Agreement.
“Class B Units” has the meaning given such term in the Existing Holdings LLC Agreement.
“Common Stock” means Common Stock, par value $0.01 per share, of the Corporation.
“Code” has the meaning set forth in Section 9.d.i.
“Contribution” has the meaning set forth in Section 3
“Corporation” has the meaning set forth in the Preamble hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Holdings LLC Agreement” the limited liability company agreement of the Holdings LLC as in effect prior to the execution of the Holdings LLC Amendment.
“Holdings LLC” has the meaning set forth in the Preamble hereof.
“Holdings LLC Amendment” has the meaning set forth in Section 4 hereof.
“Holdings LLC Representative” has the meaning set forth in the Preamble hereof.

“Holdings LLC Returns” has the meaning set forth in Section 9.d.ii.
“IPO” has the meaning set forth in the Recitals hereof.
“IPO Effective Time” means the date and time on which the Registration Statement becomes effective.
“ITR Agreement” means the Income Tax Receivable Agreement being entered into by the Corporation, the Holdings LLC Representative and the Members, substantially in the form attached hereto as EXHIBIT A, simultaneously with the Contribution.
“Member” has the meaning set forth in the Preamble hereof.
“Parties” has the meaning set forth in the Recitals hereof.
“Person” means an individual, a partnership, a joint venture, an association, a corporation, a trust, an estate, a limited liability company, a limited liability partnership, an unincorporated entity of any kind, a governmental entity or any other legal entity.
“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the date of the Contribution.
“Registration Statement” means the Exchange Act registration statement filed by the Corporation on Form N1-A with the SEC to register the Common Stock.
“Reorganization Documents” means each of the documents attached as an exhibit hereto and all other agreements and documents entered into in connection with the Contribution.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control the management of any such limited liability company, partnership, association or other business entity.
“Survival Period” has the meaning set forth in Section 8 hereof.
“Tax Return” means any tax-related return, declaration, election, report, claim for refund or information return or statement filed or required to be filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.
“Transfer Taxes” has the meaning set forth in Section 9.e.
“Underwriting Agreement” means the underwriting agreement, dated as of the day of the IPO Effective Time, by and among the Corporation and the underwriters of the IPO.

“Units” has the meaning given such term in the Existing Holdings LLC Agreement.
2.    Other Definitional Provisions. In this Agreement, unless otherwise specified or where the context otherwise requires:
a.    the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;
b.    words importing the singular only shall include the plural and vice versa;
c.    the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;
d.    the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
e.    references to “Exhibits,” “Sections” or “Schedules” shall be to Exhibits, Sections or Schedules of or to this Agreement;
f.    references to any Person include the successors and permitted assigns of such Person;
g.    the use of the words “or,” “either” and “any” shall not be exclusive;
h.    wherever a conflict exists between this Agreement and any other agreement among Parties hereto, this Agreement shall control but solely to the extent of such conflict;
i.    references to “$” or “dollars” means the lawful currency of the United States of America;
j.    references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and
k.    the Parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the Parties that this Agreement shall be construed as if drafted collectively by the Parties hereto, and that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
3.    The Contribution.

a.
Subject to the terms and conditions set forth herein, and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, the Parties shall take the actions described in this Section 3. Upon the earlier to occur of (i) immediately prior to the IPO Effective Time and (ii) June 30, 2016, the Members hereby contribute all of their Units (as defined in the Holdings LLC Agreement (as defined below)) to the Corporation in exchange for (x) the number of shares of restricted and unrestricted Common Stock to be set forth opposite such person’s name on Schedule I under the columns titled “Number of Shares of Restricted Common Stock of Surgery Partners, Inc.” and “Number of Shares of Unrestricted Common Stock of Surgery Partners, Inc.” and (y) amounts payable pursuant to and subject to the terms of the ITR Agreement, which contributions the Parties agree occur on the date of and immediately prior to the IPO Effective Time or June 30, 2016, as applicable (collectively, the “Contribution”). With respect to any shares of restricted Common Stock received as part of the Reorganization, each Member hereby agrees to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of the Parties acknowledges that the Schedule I attached to this Agreement on the date hereof

(the “Initial Schedule I”) has been initially prepared with assumption that the Common Stock will be offered to the public at a price per share of $19.00. In the event that the Contribution occurs immediately prior to the IPO Effective Time, when the price per share of Common Stock for the IPO is definitively determined by the Company, the Company and the Holdings LLC Representative will update Schedule I to reflect such actual price per share, and each of the shares of restricted and unrestricted Common Stock to be issued to the Members shall be updated using the same principles and methodology that were used in preparing the Initial Schedule I. At such time that it is prepared by the Company and the Holdings LLC Representative, such updated Schedule I shall be valid and binding on all Members, without any further action or right to object or otherwise challenge, and shall be affixed to this Agreement in place of the Initial Schedule I. In the event that the Contribution occurs on June 30, 2016, Schedule I, as attached hereto on the date of this Agreement, shall be valid and binding on all Members, without any further action or right to object or otherwise challenge.

b.
Each of the Parties hereby acknowledges, agrees and consents to the Contribution and shall take all action necessary or appropriate in order to effect, or cause to be effected, to the extent within its control, the Contribution and the IPO. There shall be no conditions to the Contribution.

c.
At the time of the Contribution and effective as of immediately prior to the IPO Effective Time or on June 30, 2016, as applicable, by virtue of the Contribution and without any action from the holders of Units held immediately prior to the Contribution (the “Cancelled Units”), each Unit of the Cancelled Units shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto (the “Cancellation”). The Corporation shall indemnify, hold harmless and reimburse each holder of any Cancelled Units against any loss incurred by such holder directly from the Cancellation.

4.    Execution of Additional Documents. The Parties hereto shall, and each hereby agrees to, enter into the Reorganization Documents to which it is a party, together with any other documents and instruments necessary or desirable to be delivered in connection with the Contribution. In furtherance of the foregoing, the Corporation, the Holdings LLC Representative and the Members shall, and each hereby agrees to, enter into the ITR Agreement simultaneously with the execution of this Agreement. Further, immediately following the Contribution, the Corporation, as the sole member of the Holdings LLC, will amend and restate the limited liability company agreement of the Holdings LLC.
5.    Representations and Warranties of all Parties. Each Party hereby represents and warrants to all of the other Parties hereto as follows as of the date of this Agreement and as of immediately prior to the time of the Contribution:
a.    To the extent such Party is not an individual, such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation. The execution, delivery and performance by such Party of this Agreement and of the applicable Reorganization Documents, to the extent a party thereto and to the extent such Party is not an individual, has been duly authorized by all necessary action.
b.    To the extent such Party is not an individual, such Party has the requisite power, authority and legal right to execute and deliver this Agreement and each of the Reorganization Documents, to the extent a party thereto, and to consummate the transactions contemplated hereby and thereby, as the case may be.
c.    This Agreement and each of the Reorganization Documents to which it is a party has been (or when executed will be) duly executed and delivered by such Party and constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
d.    Neither the execution, delivery and performance by such Party of this Agreement and the applicable Reorganization Documents, to the extent a party thereto, nor the consummation by such Party of the transactions contemplated hereby, nor compliance by such Party with the terms and provisions hereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) the organization documents of such Party (to the extent such Party is not an individual), (ii) constitute a violation by such Party of any existing requirement of law applicable to such Party or any of its properties, rights or assets or (iii) require the consent or approval of any Person, except in the case of clauses (ii) and (iii), as would not reasonably be expected to result in, individual or in the aggregate, a material adverse effect on the ability of such Party to consummate the transaction contemplated by this Agreement.
e.    Such Party (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Contribution. Such Party has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Contribution and has had full access to such other information concerning the Contribution as it has requested. Such Party has received all information that it believes is necessary or appropriate in connection with the Contribution. Such Party is an informed and sophisticated party and has engaged, to the extent such Party deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. Such Party is an accredited investor as that term is defined in Regulation D under the Securities Act of 1933. Such Party understands that the securities acquired hereunder have not been registered and agrees to resell such securities pursuant to registration under the Securities Act, pursuant to an available exemption from registration, or, if applicable, in accordance with the provisions of Regulation S under the Securities Act.
6.    Additional Representations of the Corporation. The Corporation hereby further represents and warrants to the Members as follows as of the date of this Agreement and as of immediately prior to the time of the Contribution that all of the shares of Common Stock have been duly authorized, validly issued, fully paid and non-assessable.
7.    Additional Representations of the Members. Each Member hereby further represents and warrants to all of the other Parties as follows as of the date of this Agreement and as of immediately prior to the time of the Contribution:
a.    Such Member is the record and beneficial owner of a number of Class A Units equal to the number set forth opposite such Member’s name on Schedule I hereto under the column titled “Number of Class A Units”. Such Member is the record and beneficial owner of a number of Class B Units equal to the number set forth opposite such Member’s name on Schedule I hereto under the column titled “Total Number of Vested and Unvested Class B Units.” Such Member has good and marketable title to all of its Units free and clear of all encumbrances.
b.    Except in connection with a selling stockholder component of the IPO, if any, such Member does not have a binding obligation to sell, transfer or otherwise exchange (or to cause or allow any action that would result in a transfer or deemed transfer for U.S. federal income tax purposes) the Common Stock it will receive in connection with the Contribution.
8.    Survival. The representations and warranties of the Parties contained in this Agreement shall survive until the first anniversary of the date hereof (the “Survival Period”).
9.    Tax Matters.
a.    The Contribution. The Parties agree to report and cause to be reported for all purposes, including federal, state, and local Tax purposes and financial reporting purposes, except upon a contrary final determination by an applicable taxing authority, (i) the Contribution, combined with the IPO, if applicable, as a contribution of the equity interests of the Holdings LLC in a transaction described in Code Section 351 and (ii) the payments pursuant to the ITR Agreement as described in Section 351(b) of the Code as partial consideration to the Members for their transfer of equity interests in the Holdings LLC to the Corporation, other than amounts required to be treated as Imputed Interest (as that term is defined in the ITR Agreement). The Corporation shall also comply with the reporting requirements described in Treasury Regulations Section 1.351-3.
b.    Tax Forms. Prior to the time of the Contribution,

i.    The Holdings LLC shall cause SP Holdco I, Inc. to deliver to each Member a certification in a form reasonably acceptable to the Holdings LLC Representative, conforming to the requirements of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c); and
ii.    The Holdings LLC shall deliver to the Corporation a certification in a form reasonably acceptable to the Corporation conforming to the requirements of Treasury Regulations Section 1.1445-11T(d).
c.    Tax Sharing Agreements; Powers of Attorney. Without the consent of the Corporation, all Tax sharing or similar agreements and all powers of attorney with respect to or involving the Holdings LLC and its Subsidiaries shall be terminated prior to the Contribution, and, after the Contribution, none of the Corporation or any of its Affiliates shall be bound thereby or have any liability thereunder.
d.    Holdings LLC Tax Returns.
i.    The Parties agree that the Holdings LLC will terminate pursuant to Section 708 of the Code on the date of the Contribution. The Corporation shall cause the Holdings LLC and its subsidiaries to not take any action on the date of the Contribution outside of the ordinary course of operations of the Holdings LLC and its subsidiaries.
ii.    The Corporation shall prepare and file (or cause to be prepared and filed) (i) all Tax Returns of the Holdings LLC required to be filed after the date hereof for any Pre-Closing Tax Period and (ii) all Tax Returns required to be filed with respect to Transfer Taxes described in Section 9.e (collectively, “Holdings LLC Returns”). All Tax Returns described in clause (i) of the definition of “Holdings LLC Returns” shall be prepared on a basis consistent with the most recent Tax Returns of the Holdings LLC (and the terms of this Agreement and the ITR Agreement) unless the Corporation and the Holdings LLC Representative determine that a contrary position is required by applicable law. Not later than thirty (30) days prior to the due date for the filing of a Holdings LLC Return, the Corporation shall provide a copy of such Holdings LLC Return to the Holdings LLC Representative for review and approval. Notwithstanding anything in this Agreement or the Reorganization Documents to the contrary, except as may be required by applicable law, neither the Corporation nor any of its Affiliates (including the Holdings LLC) may amend any Tax Return for any Pre-Closing Tax Period of or with respect to the Holdings LLC without the consent of the Holdings LLC Representative.
e.    Transfer Taxes. The Corporation shall be responsible for and shall timely pay all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and any conveyance fees or recording charges (collectively, “Transfer Taxes”) incurred in connection with the Contribution.
f.    Cooperation. Each Party will cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with any Tax matters relating to the matters described herein. The Party requesting such cooperation will pay the reasonable costs and expenses of the cooperating Party.
10.    Miscellaneous.
a.    Amendments and Waivers. This Agreement may be modified, amended or waived only with the written approval of the Corporation and the Holdings LLC Representative, provided, however that an amendment or modification that would affect any other Party in a manner materially and disproportionately adverse to such Party shall be effective against such Party so materially and adversely affected only with the prior written consent of such Party, such consent not to be unreasonably withheld or delayed. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
b.    Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

c.    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, provided that a copy of such notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery with written verification of receipt. All communications shall be sent to such Party’s address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision:
If to the Corporation or to the Holdings LLC, to:

Surgery Partners, Inc.
40 Burton Hills Boulevard
Suite 500
Nashville, Tennessee 37215
Attention: Teresa Sparks
E-mail: tsparks@surgerypartners.com

with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:    Carl Marcellino
E-mail:        carl.marcellino@ropesgray.com
If to the Holdings LLC Representative, to:

H.I.G. Capital
600 Fifth Avenue
New York, NY 10020
Attention:     Chris Latiala
Matthew Lozow
E-mail:     claitala@higcapital.com
    mlozow@higcapital.com

with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:    Carl Marcellino
E-mail:        carl.marcellino@ropesgray.com
If to a Member, to the address of such Member reflected on the books and records of the Holdings LLC.
d.    Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as another Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

e.    Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the Reorganization Documents, embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way.
f.    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the laws of the state of Delaware. To the fullest extent permitted by law, no suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in the Delaware Chancery Court, and the Parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. To the fullest extent permitted by law, each Party hereto irrevocably waives any right it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the Parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim herein.
g.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
h.    Enforcement. Each Party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching Party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.
i.    No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the Parties and no other Person or entity shall be a third Party beneficiary hereof.
j.    Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. A facsimile signature page (or signature page in similar electronic form) hereto shall be treated by the Parties for all purposes as equivalent to a manually signed signature page.
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[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Corporation	Surgery Partners, Inc. By: /s/ Michael T. Doyle Name: Michael T. Doyle Title: Chief Executive Officer
Holdings LLC	Surgery Center Holdings, LLC By: /s/ Michael T. Doyle Name: Michael T. Doyle Title: Chief Executive Officer
Holdings LLC Representative	H.I.G. Surgery Centers, LLC By: /s/ Richard Siegel Name: Richard Siegel Title: Authorized Signatory

[Signature Page to Surgery Partners, Inc. Reorganization Agreement]

Members

H.I.G. Surgery Centers, LLC By: /s/ Richard Siegel Name: Richard Siegel Title: Authorized Signatory

THL Credit Opportunities, L.P. By: /s/ Christopher J. Flynn Name: Christopher J. Flynn Title: Co-Chief Executive Officer

Partners Group Access 74 L.P. By: /s/ Brett McFarlane and /s/ Daniel Stopher Name: Brett McFarlane and Daniel Stopher Title: Authorised Signatory and Authorised Signatory

Partners Group MRP, L.P. By: /s/ Brett McFarlane and /s/ Daniel Stopher Name: Brett McFarlane and Daniel Stopher Title: Authorised Signatory and Director

Partners Group Private Equity (Master Fund), LLC By: /s/ Brett McFarlane and /s/ Daniel Stopher Name: Brett McFarlane and Daniel Stopher Title: Authorised Signatory and Director

[Members Signature Page to Surgery Partners, Inc. Reorganization Agreement (1)]

Partners Group Mezzanine Finance III, L.P. By: /s/ Brett McFarlane and /s/ Daniel Stopher Name: Brett McFarlane and Daniel Stopher Title: Authorised Signatory and Director

Partners Group Direct Mezzanine 2011, L.P. By: /s/ Brett McFarlane and /s/ Daniel Stopher Name: Brett McFarlane and Daniel Stopher Title: Authorised Signatory and Director

Partners Group Mezzanine Finance IV, L.P. By: /s/ Brett McFarlane and /s/ Daniel Stopher Name: Brett McFarlane and Daniel Stopher Title: Authorised Signatory and Director

Multi Strategy IC Limited By: /s/ Lisa Crowson and /s/ Brett McFarlane Name: Lisa Crowson and Brett McFarlane Title: Director and Authorised Signatory

/s/ Scott Macomber Scott Macomber
/s/ John Lawrence John Lawrence
/s/ Myra Fernandez Doyle Myra Fernandez Doyle, as Trustee of the Makayla Doyle 2012 Irrevocable Trust under agreement dated July 20, 2012

[Members Signature Page to Surgery Partners, Inc. Reorganization Agreement (2)]

/s/ Myra Fernandez Doyle Myra Fernandez Doyle, as Trustee of the Michael Doyle 2012 Irrevocable Trust under agreement dated July 20, 2012
/s/ Myra Fernandez Doyle Myra Fernandez Doyle, as Trustee of the Mason Doyle 2012 Irrevocable Trust under agreement dated July 20, 2012
/s/ Michael T. Doyle Michael T. Doyle
/s/ Jeff Parks Jeff Parks
/s/ Will Milo Will Milo
/s/ Ron Zelhof Ron Zelhof
/s/ Armando Cremata Armando Cremata
/s/ Julie Lewis Julie Lewis
/s/ Michele Simon Michele Simon
/s/ Teresa Sparks Teresa Sparks

[Members Signature Page to Surgery Partners, Inc. Reorganization Agreement (3)]

/s/ John Crysel John Crysel
/s/ Dennis Dean Dennis Dean
/s/ George Goodwin George Goodwin
/s/ Anthony Taparo Anthony Taparo
/s/ Jennifer Baldock Jennifer Baldock
/s/ Matt Petty Matt Petty
/s/ Ken Mitchell Ken Mitchell
/s/ Chris Toepke Chris Toepke
/s/ Chris Throckmorton Chris Throckmorton
/s/ David Harkins David Harkins
/s/ Lainie Kennedy Lainie Kennedy

[Members Signature Page to Surgery Partners, Inc. Reorganization Agreement (4)]

/s/ Brandan Lingle Brandan Lingle
/s/ David Neal David Neal
/s/ Katherine Rendall Katherine Rendall
/s/ John Blanck John Blanck
/s/ John Calta John Calta
/s/ Craig Hethcox Craig Hethcox
/s/ Marcy Atheney Marcy Atheney
/s/ Preston Bain Preston Bain
/s/ Chad Baldwin Chad Baldwin
/s/ Derek Bell Derek Bell
/s/ Randy Bissel Randy Bissel

[Members Signature Page to Surgery Partners, Inc. Reorganization Agreement (5)]

/s/ Brian Blankenship Brian Blankenship
/s/ Philip Bodie Philip Bodie
/s/ Jane Bradford Jane Bradford
/s/ Ronald Brank Ronald Brank
/s/ Laurie Brocato Laurie Brocato
/s/ Jeff Bruener Jeff Bruener
/s/ Elizabeth Campbell Elizabeth Campbell
/s/ Eric Chandler Eric Chandler
/s/ Kevin Dowdy Kevin Dowdy
/s/ Michelle Faccinello‐Jones Michelle Faccinello‐Jones
/s/ Elise Gregory Elise Gregory
/s/ Miles Kennedy Miles Kennedy

[Members Signature Page to Surgery Partners, Inc. Reorganization Agreement (6)]

/s/ Lisa Mann Lisa Mann
/s/ Justin McCann Justin McCann
/s/ Matt Musso Matt Musso
/s/ Darrell Naish Darrell Naish
/s/ James B. Parnell James B. Parnell
/s/ Rick Payne Rick Payne
/s/ Stephanie Plummer Stephanie Plummer
/s/ Linda Simmons Linda Simmons
/s/ Colleen Smallwood Colleen Smallwood
/s/ Joe Vesneski Joe Vesneski
/s/ Leonard Warren Leonard Warren

[Members Signature Page to Surgery Partners, Inc. Reorganization Agreement (7)]

/s/ Trent Webb Trent Webb
/s/ Kelly Whelan Kelly Whelan
/s/ Lauren Whitsett Lauren Whitsett
/s/ David Williamson David Williamson

[Members Signature Page to Surgery Partners, Inc. Reorganization Agreement (8)]

SCHEDULE I

Member Name	Number of Class A Units	Number of Vested Class B Units	Number of Unvested Class B Units	Total Number of Vested and Unvested Class B Units	Number of Shares of Unrestricted Common Stock of Surgery Partners, Inc.	Number of Shares of Restricted Common Stock of Surgery Partners, Inc.
H.I.G. Surgery Centers, LLC	47,054,245	-	-	-	27,780,115	-
THL Credit, Inc.	469,673	-	-	-	277,288	-
Multi Strategy IC Limited	1,600	-	-	-	945	-
Partners Group Access 74 L.P.	143,005	-	-	-	84,428	-
Partners Group Direct Mezzanine 2011, L.P. Inc.	14,039	-	-	-	8,288	-
Partners Group Mezzanine Finance III, L.P.	131,942	-	-	-	77,897	-
Partners Group Mezzanine Finance IV, L.P.	5,420	-	-	-	3,200	-
Partners Group MRP, L.P.	36,977	-	-	-	21,831	-
Partners Group Private Equity (Master Fund), LLC	22,162	-	-	-	13,084	-
Scott Macomber	434,541	-	-	-	256,546	-
John Lawrence	290,692	-	-	-	171,620	-
Makayla Doyle 2012 Irrevocable Trust	80,000	-	-	-	47,231	-
Mason Doyle 2012 Irrevocable Trust	80,000	-	-	-	47,231	-
Michael Doyle 2012 Irrevocable Trust	80,000	-	-	-	47,231	-
Michael T. Doyle	2,760,000	1,663,918	770,485	2,434,403	3,066,697	-
Anthony Taparo	-	15,000	135,000	150,000	67,316	-
Armando Cremata	-	67,600	35,579	103,179	60,915	-
Dennis Dean	-	20,000	180,000	200,000	89,755	-
George Goodwin	-	17,500	157,500	175,000	78,535	-
Jeff Parks	-	318,117	167,430	485,547	286,660	-
Jennifer Baldock	-	12,500	112,500	125,000	56,097	-
John Crysel	-	20,000	180,000	200,000	89,755	-
Julie Lewis	-	67,600	35,579	103,179	60,915	-
Ken Mitchell	-	5,000	45,000	50,000	22,439	-
Matt Petty	-	7,500	67,500	75,000	33,658	-
Michele Simon	-	67,600	35,579	103,179	60,915	-

[Schedule I to Reorganization Agreement]

Member Name	Number of Class A Units	Number of Vested Class B Units	Number of Unvested Class B Units	Total Number of Vested and Unvested Class B Units	Number of Shares of Unrestricted Common Stock of Surgery Partners, Inc.	Number of Shares of Restricted Common Stock of Surgery Partners, Inc.
Ronald P. Zelhof	-	135,199	71,158	206,357	121,830	-
Teresa Sparks	-	32,500	292,500	325,000	145,851	-
William Milo	-	270,399	142,316	412,715	243,661	-
Chris Throckmorton	-	-	150,000	150,000	67,316	-
Chris Toepke	-	-	150,000	150,000	67,316	-
David Harkins	-	-	50,000	50,000	22,439	-
David Neal	-	-	50,000	50,000	22,439	-
Brandan Lingle	-	-	50,000	50,000	11,219	11,219
Brian Blankenship	-	-	25,127	25,127	5,638	5,638
Chad Baldwin	-	-	25,127	25,127	5,638	5,638
Colleen Smallwood	-	-	9,080	9,080	2,037	2,037
Darrell Naish	-	-	44,077	44,077	9,890	9,890
David Williamson	-	-	25,127	25,127	5,638	5,638
Derek Bell	-	-	19,152	19,152	4,297	4,297
Elizabeth Campbell	-	-	25,284	25,284	5,673	5,673
Eric Chandler	-	-	10,000	10,000	2,244	2,244
Garrett Miles Kennedy	-	-	38,000	38,000	8,527	8,527
James B. Parnell	-	-	10,043	10,043	2,254	2,254
Jane Bradford	-	-	10,898	10,898	2,445	2,445
Jeff Bruener	-	-	29,188	29,188	6,549	6,549
Joe Vesneski	-	-	7,710	7,710	1,731	1,731
John Blanck	-	-	28,390	28,390	6,370	6,370
John Calta	-	-	28,390	28,390	6,370	6,370
Justin McCann	-	-	10,136	10,136	2,274	2,274
Katie Rendall	-	-	10,000	10,000	2,244	2,244
Kelly Whelan	-	-	4,670	4,670	1,049	1,049
Kevin Dowdy	-	-	14,000	14,000	3,141	3,141
Lauren Whitsett	-	-	19,905	19,905	4,466	4,466
Laurie Brocato-Scovell	-	-	9,847	9,847	2,210	2,210

Member Name	Number of Class A Units	Number of Vested Class B Units	Number of Unvested Class B Units	Total Number of Vested and Unvested Class B Units	Number of Shares of Unrestricted Common Stock of Surgery Partners, Inc.	Number of Shares of Restricted Common Stock of Surgery Partners, Inc.
Leonard Warren	-	-	14,524	14,524	3,259	3,259
Linda Simmons	-	-	29,188	29,188	6,549	6,549
Lisa Mann	-	-	14,622	14,622	3,281	3,281
Marcy Atheney	-	-	30,523	30,523	6,849	6,849
Marialaina Kennedy	-	-	50,000	50,000	11,219	11,219
Matt Musso	-	-	27,675	27,675	6,210	6,210
Michelle Facchinello	-	-	15,561	15,561	3,492	3,492
Philip Bodie	-	-	5,218	5,218	1,172	1,172
Phillip C. Hethcox	-	-	28,390	28,390	6,370	6,370
Preston Bain	-	-	25,555	25,555	5,734	5,734
Randy Bissel	-	-	30,146	30,146	6,764	6,764
Rebecca Elise Gregory	-	-	8,690	8,690	1,950	1,950
Rick Payne	-	-	7,710	7,710	1,730	1,730
Ronald Brank	-	-	46,451	46,451	10,423	10,423
Stephanie Plummer	-	-	9,882	9,882	2,217	2,217
Trent Webb	-	-	27,410	27,410	6,150	6,150

EXHIBIT A
ITR Agreement

[See Attached]

[Exhibit A to Reorganization Agreement]

INCOME TAX RECEIVABLE AGREEMENT
Dated as of September 30, 2015

Table of Contents
ARTICLE I DEFINITIONS.................................................................................................................................1

Section 1.01.	Definitions....................................................................................................................1

Section 1.02.	Terms Generally............................................................................................................7
ARTICLE II DETERMINATION OF REALIZED TAX BENEFIT...................................................................8

Section 2.01.	Pre-IPO NOLs..............................................................................................................8

Section 2.02.	Tax Benefit Schedule...................................................................................................8

Section 2.03.	Procedures; Amendments.............................................................................................8
ARTICLE III TAX BENEFIT PAYMENTS........................................................................................................9

Section 3.01.	Payments......................................................................................................................9

Section 3.02.	No Duplicative Payments...........................................................................................10
ARTICLE IV TERMINATION..........................................................................................................................10

Section 4.01.	Termination, Early Termination and Breach of Agreement........................................10

Section 4.02.	Early Termination Notice............................................................................................12

Section 4.03.	Payment upon Early Termination...............................................................................12
ARTICLE V LATE PAYMENTS AND COMPLIANCE WITH INDEBTEDNESS........................................13

Section 5.01.	Late Payments by the Corporation.............................................................................13

Section 5.02.	Compliance with Indebtedness...................................................................................13
ARTICLE VI NO DISPUTES: CONSISTENCY: COOPERATION.................................................................14

Section 6.01.	The Stockholders Representative’s Participation in the Corporation’s Tax Matters..14

Section 6.02.	Consistency.................................................................................................................14

Section 6.03.	Cooperation.................................................................................................................14
ARTICLE VII MISCELLANEOUS...................................................................................................................15

Section 7.01.	Notices........................................................................................................................15

Section 7.02.	Counterparts................................................................................................................16

Section 7.03.	Entire Agreement........................................................................................................16

Section 7.04.	Governing Law...........................................................................................................16

Section 7.05.	Severability.................................................................................................................16

Section 7.06.	Successors; Assignment; Amendments; Waivers.......................................................16

Section 7.07.	Resolution of Disputes................................................................................................17

Section 7.08.	Reconciliation Procedures..........................................................................................18

Section 7.09.	Withholding................................................................................................................19

Section 7.10.	Affiliated Corporations; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.....................................................................................19

Section 7.11.	Confidentiality............................................................................................................20

Section 7.12.	Appointment of Stockholders Representative............................................................20

Section 7.13.	Conflicting Agreements..............................................................................................22
Annex A List of Stockholders (and Applicable Percentages)...........................................................................33

This INCOME TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of September 30, 2015, is hereby entered into by and among Surgery Partners, Inc., a Delaware corporation (the “Corporation”), H.I.G. Surgery Centers LLC, a Delaware limited liability company (the “Stockholders Representative,” in its capacity as such), the persons listed on Annex A hereto (each a “Stockholder” and collectively the “Stockholders”) and each of the permitted successors and assigns thereto.
RECITALS
WHEREAS, prior to the IPO, the Stockholders transferred 100% of their equity interests in Surgery Center Holdings, LLC, a Delaware limited liability company to the Corporation in exchange for capital stock of the Corporation;
WHEREAS, pursuant to the IPO, the Corporation will become a public company;
WHEREAS, after the IPO, the Corporation and its Subsidiaries (collectively, the “Taxable Entities” and each a “Taxable Entity”) will have Pre-IPO NOLs;
WHEREAS, the Pre-IPO NOLs and the Imputed Interest may reduce the reported liability for Taxes that the Taxable Entities might otherwise be required to pay;
WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO NOLs and Imputed Interest on the liability for Taxes of the Taxable Entities.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE IDEFINITIONS
Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings.
“Advisory Firm” means (i) Ernst & Young LLP or (ii) any other law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) that is agreed to by the Corporation and the Stockholders Representative.
“Advisory Firm Letter” means a letter from the Advisory Firm stating, as applicable, that the relevant Schedule, notice, or other information to be provided by the Corporation to the Stockholders Representative and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and applicable law in existence on the date to which such Schedule, notice or other information relates.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means LIBOR plus 300 basis points.
“Agreement” is defined in the preamble of this Agreement.
“Amended Schedule” is defined in Section 2.03(b) of this Agreement.
“Applicable Percentage” means, with respect to any Stockholder, the percentage set forth opposite such Stockholder’s name on Annex A, as amended from time to time to reflect any Permitted Assignment.
“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
“Change of Control” means:
(i)    a merger, reorganization, consolidation or similar form of business transaction directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equity securities of the Corporation resulting from consummation of such transaction (including any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Corporation and all or substantially all of the Corporation’s assets) is held by the existing equityholders of the Corporation (determined immediately prior to such transaction and related transactions); or
(ii)    a transaction in which the Corporation, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or
(iii)    a transaction in which there is an acquisition of control of the Corporation by a Person or group of Persons (other than Stockholders and their Affiliates). For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (A) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (B) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute “control” for the purpose of this definition); or
(iv)    the liquidation or dissolution of the Corporation.
“Code” means the Internal Revenue Code of 1986, as amended.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Corporation” is defined in the preamble of this Agreement.
“Default Rate” means LIBOR plus 500 basis points.
“Determination” shall (a) have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local Tax law, as applicable, or (b) mean any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.
“Divestiture” means the sale or other divestiture of any Taxable Entity, other than (x) any such sale that is or is part of a Change of Control or (y) a liquidation or merger of a Taxable Entity with and into another Taxable Entity so long as such other Taxable Entity inherits the Pre-IPO NOLs, if any, of such first-mentioned Taxable Entity as of the time of such transaction.
“Divestiture Acceleration Payment” is defined in Section 4.03(c) of this Agreement.
“Early Termination Date” means the date of delivery of an Early Termination Notice for purposes of determining the Early Termination Payment or such other date as may be agreed to by the Stockholders Representative and the Corporation.
“Early Termination Notice” is defined in Section 4.02 of this Agreement.
“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.
“Early Termination Schedule” is defined in Section 4.02 of this Agreement.
“Expert” is defined in Section 7.08 of this Agreement.
“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporation’s payment obligations under this Agreement.
“Initial Debt Documents” is defined in Section 5.02 of this Agreement.
“Interest Amount” is defined in Section 3.01(b) of this Agreement.
“IPO” means the initial public offering of common stock of the Corporation pursuant to the registration statement on Form S-1 (File No. 333-206439) of the Corporation.
“ITR Payment” means any Tax Benefit Payment, Early Termination Payment, or Divestiture Acceleration Payment required to be made by the Corporation to the Stockholders under this Agreement.
“LIBOR” means, during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Reuters Screen page “LIBOR01” (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.
“Material Objection Notice” is defined in Section 2.03(a) of this Agreement.
“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.
“NOLs” means for applicable Tax purposes, net operating losses, capital losses, charitable deductions, alternative minimum tax credit carryforwards, and federal and state tax credits.
“Non-NOL Tax Liability” means, with respect to any federal Taxable Year, the liability for Taxes of the Taxable Entities for such federal Taxable Year, and the state and local Taxable Years ending with or within such federal Taxable Year, determined using the same methods, elections, conventions and similar practices used on (x) the relevant Taxable Entity Returns for such federal Taxable Year and, without duplication, (y) the relevant Taxable Entity Returns for any state or local Taxable Year ending with or within such federal Taxable Year, but in each case without taking into account the Pre-IPO NOLs, or the deduction attributable to Imputed Interest, if any. If all or any portion of the liability for Taxes for a Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Non-NOL Tax Liability unless and until there has been a Determination with respect to such liability.
“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.
“Permitted Assignee” means any Person who receives rights under this Agreement pursuant to a Permitted Assignment.
“Permitted Assignment” means any assignment of all or a portion of the rights of a Stockholder in accordance with this Agreement.
“Permitted Debt Documents” is defined in Section 5.02 of this Agreement.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-IPO NOLs” means NOLs that have accrued or otherwise relate to taxable periods (or portions thereof) beginning prior to the date of the IPO; provided, that, in the case of a taxable period of a Taxable Entity beginning on or prior to the date of the IPO and ending after the date of the IPO (a “Straddle Period”), the Pre-IPO NOLs of a Taxable Entity for such Straddle Period shall for purposes of this Agreement be calculated based on an interim closing of the books as of the close of the date of the IPO (and for such purpose, the taxable period of any partnership or other pass-through entity or any “controlled foreign corporation” within the meaning of Section 957 of the Code in which the Taxable Entity owns a beneficial interest shall be deemed to terminate at such time), except that the amount of exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, with respect to such Straddle Period shall be treated as apportioned on a daily basis; provided, further, Pre-IPO NOLs shall not include NOLs of any corporation or other entity acquired by a Taxable Entity by purchase, merger, or otherwise (in each case, from a Person or Persons other than a Taxable Entity and whether or not such corporation or other entity survives) after the IPO that relate to periods (or portions thereof) ending on or prior to the date of such acquisition.
“Realized Tax Benefit” means, for a federal Taxable Year, the excess, if any, of the Non-NOL Tax Liability over the actual liability for Taxes of the Taxable Entities for (x) such federal Taxable Year and, without duplication, (y) any state or local Taxable Year ending with or within such federal Taxable Year, and assuming for purposes of calculating any actual liability that the Taxable Entities utilize the Pre-IPO NOLs and any deduction attributable to Imputed Interest to the maximum extent permitted by law as early as may be permitted by applicable law. If all or a portion of the actual Tax liability for Taxes for a Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such liability.
“Reconciliation Dispute” is defined in Section 7.08 of this Agreement.
“Reconciliation Procedures” means those procedures set forth in Section 7.08 of this Agreement.
“Schedule” means, as applicable, any Tax Benefit Schedule and the Early Termination Schedule.
“Stockholder” and “Stockholders” are defined in the preamble of this Agreement.
“Stockholders Representative” is defined in the preamble of this Agreement.
“Straddle Period” is defined in the definition of “Pre-IPO NOLs”.
“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than 50% of the voting power (or other similar interests) or the sole general partner interest or managing member or similar interest of such Person.
“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.
“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.
“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxable Entity” is defined in the recitals of this Agreement.
“Taxable Entity Return” means the federal income Tax Return of a Taxable Entity filed with respect to a federal Taxable Year and/or state and/or local income (or similar, including franchise, as applicable) Tax Return, as applicable, of the Taxable Entity filed with respect to a Taxable Year ending with or within such federal Taxable Year.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the date hereof.
“Tax” and “Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges measured with respect to net income or profits, and any interest related to such taxes.
“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“Transferred NOLs” means, in the event of a Divestiture, the Pre-IPO NOLs attributable to the Taxable Entities sold in such Divestiture to the extent such Pre-IPO NOLs are transferred with such Taxable Entities under applicable Tax law (including under Sections 381 and 1502 of the Code and the Treasury Regulations promulgated thereunder, and any corresponding provisions of state and local law) following the Divestiture (disregarding any limitation on the use of such Pre-IPO NOLs as a result of the Divestiture) and do not remain under applicable Tax law with the Corporation or any of its Subsidiaries (other than the Taxable Entities sold in such Divestiture).
“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date (and each prior Taxable Year with respect to which the Tax Benefit Schedule has not become final in accordance with the terms of this Agreement), each Taxable Entity will generate an amount of taxable income sufficient to fully use the Pre-IPO NOLs and deductions or loss carryforwards with respect to any Imputed Interest that are available for use in such year (taking into account the rules and limitations under Section 382 of the Code and the Treasury Regulations promulgated thereunder as well as the rules relating to the treatment of “net unrealized built-in gain” and “net unrealized built-in loss,” applying the principles described in Notice 2003-65, 2003-2 C.B. 747; it being understood for the avoidance of doubt that any deductions that would have arisen as a result of a portion of a hypothetical Tax Benefit Payment being treated as Imputed Interest pursuant to this Agreement and that are treated as Pre-IPO NOLs available for use in a taxable year pursuant to this Agreement are not subject to such rules and limitations described in Section 382 of the Code and the Treasury Regulations promulgated thereunder or as the rules relating to the treatment of “net unrealized built-in gain” and “net unrealized built-in loss” described in Notice 2003-65, 2003-2 C.B. 747), (ii) the utilization of the Pre-IPO NOLs and the deductions or loss carryforwards with respect to any Imputed Interest for such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on the Early Termination Date, and (iii) the income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other laws as in effect on the Early Termination Date (or, with respect to any Taxable Year for which such income Tax rates are not specified by the Code and other law as in effect on the Early Termination Date, such income Tax rates that are in effect on the Early Termination Date).
Section 1.02.    Terms Generally.      In this Agreement, unless otherwise specified or where the context otherwise requires:
(a)    the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;
(b)    words importing any gender shall include other genders;
(c)    words importing the singular only shall include the plural and vice versa;
(d)    the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e)    the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
(f)    references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;
(g)    references to any Person include the successors and permitted assigns of such Person;
(h)    references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and
(i)    the parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties that this Agreement shall be construed as if drafted collectively by the parties hereto, and that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT
Section 2.01.    Pre-IPO NOLs.     The Corporation, on the one hand, and the Stockholders, on the other hand, acknowledge that the Taxable Entities may utilize the Pre-IPO NOLs to reduce the amount of Taxes that the Taxable Entities would otherwise be required to pay in the future.
Section 2.02.    Tax Benefit Schedule.     Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any federal Taxable Year in which there is a Realized Tax Benefit, the Corporation shall provide to the Stockholders Representative a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit for such federal Taxable Year, and (ii) the calculation of any payment to be made to the Stockholders pursuant to Article III with respect to such federal Taxable Year (collectively a “Tax Benefit Schedule”). Concurrently, the Corporation shall also deliver to the Stockholders Representative all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment. Each Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).
Section 2.03.    Procedures; Amendments.
(a)    Procedure. Each time the Corporation delivers to the Stockholders Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Stockholders Representative the schedules, valuation reports, if any, and work papers necessary to provide reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter related to such Schedule (the cost and expense of which shall be paid by the Corporation) and (y) allow the Stockholders Representative reasonable access at no cost to the appropriate representatives at each of the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Stockholders Representative, within thirty (30) calendar days after receiving any Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (a “Material Objection Notice”) made in good faith. A Schedule will also become final and binding upon the Stockholders Representative confirming in writing that it will not provide a Material Objection Notice with respect to such Schedule. If the parties, for any reason, are unable to successfully resolve the issues raised in any Material

Objection Notice within thirty (30) calendar days of receipt by the Corporation of such Material Objection Notice, the Corporation and the Stockholders Representative shall employ the Reconciliation Procedures.
(b)    Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Stockholders Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for the relevant federal Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to a Taxable Year, or (v) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for the relevant federal Taxable Year attributable to an amended Tax Return filed for a Taxable Year (such Schedule, an “Amended Schedule”); provided, however, that an amendment under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be made on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporation shall provide any Amended Schedule to the Stockholders Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.03(a).
ARTICLE III
TAX BENEFIT PAYMENTS
Section 3.01.    Payments.
(a)    Timing of Payments. Within five (5) Business Days of a Tax Benefit Schedule with respect to a federal Taxable Year (for the avoidance of doubt, including, without duplication, any state or local Taxable Year ending with or within such Taxable Year) delivered to the Stockholders Representative becoming final in accordance with the terms hereof, the Corporation shall pay to each Stockholder for such Taxable Year(s) its share (based on such Stockholder’s Applicable Percentage) of the Tax Benefit Payment for such federal Taxable Year determined pursuant to Section 3.01(b). Each such share of a Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the applicable Stockholder previously designated by the Stockholder to the Corporation, or as otherwise agreed by the Corporation and the Stockholder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including estimated federal income Tax payments.
(b)    A “Tax Benefit Payment” for a federal Taxable Year means an amount, not less than zero, equal to eighty-five percent (85%) of the sum of the Net Tax Benefit (as defined below) for such Taxable Year and the Interest Amount (as defined below) for such Taxable Year. The “Net Tax Benefit” for a federal Taxable Year shall equal: (i) the Taxable Entities’ Realized Tax Benefit, if any, for such Taxable Year plus (ii) the amount of the excess (if any) of the Realized Tax Benefit reflected on an Amended Schedule for a previous federal Taxable Year over the Realized Tax Benefit reflected on the previous Tax Benefit Schedule for such previous Taxable Year, minus (iii) the excess (if any) of the Realized Tax Benefit reflected on a previous Tax Benefit Schedule for a previous federal Taxable Year over the Realized Tax Benefit reflected on the Amended Schedule for such previous Taxable Year; provided, however, that, to the extent the excess amounts described in clauses (ii) and (iii) of this definition were taken into account in determining any Tax Benefit Payment in a preceding federal Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, further, that the Stockholders shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” for a federal Taxable Year shall equal the interest on any Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation’s U.S. federal income Tax Return with respect to Taxes for the Taxable Year for which the Net Tax

Benefit is being measured through the applicable Payment Date; provided, that, in the case of a state or local Taxable Year of a Taxable Entity that ends within and not with such federal Taxable Year, the interest on the portion of the Net Tax Benefit attributable to such state or local Taxable Year shall be calculated at the Agreed Rate from the due date (without extensions) for filing the Taxable Entity’s corresponding state or local income Tax Return with respect to Taxes for such state or local Taxable Year through the applicable Payment Date.
Section 3.02.    No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement, and this Agreement shall be construed and interpreted in accordance with such intention. It is intended that 85% of all Realized Tax Benefits for all Taxable Years (in addition to the Interest Amounts contemplated by this Agreement) be paid by the Corporation (subject to the provisions of ARTICLE IV).
ARTICLE IV
TERMINATION
Section 4.01.    Termination, Early Termination and Breach of Agreement.
(a)    The Corporation may terminate this Agreement by paying each Stockholder its share (based on such Stockholder’s Applicable Percentage) of the Early Termination Payment. Upon payment of the Early Termination Payment by the Corporation to the Stockholders, no Taxable Entity will have any further payment obligations under this Agreement, other than any Tax Benefit Payment agreed to by the Corporation and the Stockholders Representative as due and payable but unpaid as of the Early Termination Date (except to the extent that such amount is included in the Early Termination Payment).
(b)    In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall accelerate, and such obligations shall be calculated and finalized pursuant to this Article IV as if an Early Termination Notice had been delivered on the date of such breach and shall include (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such breach and (2) any Tax Benefit Payment agreed to by the Corporation and the Stockholders Representative as due and payable but as yet unpaid (except to the extent that such amount is included in the Early Termination Payment). Except as otherwise provided in the last sentence of Section 7.06(a), the Stockholders Representative is the only person that may assert the Corporation has breached any of its material obligations under this Agreement. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Stockholders Representative shall be entitled to elect for the Stockholders to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due; provided, that, in the event that payment is not made within three months of the date such payment is due, the Stockholders Representative shall, prior to claiming a breach by the Corporation pursuant to this Section 4.01(c) for making untimely payments, be required to give written notice to the Corporation that the Corporation has breached its material obligations, and so long as such payment is made within five (5) Business Days of the delivery of such notice to the Corporation, the Corporation shall no longer be deemed to be in breach of its material obligations under this Agreement as a result of such untimely payments. The parties agree that any breach of Section 7.13 of this Agreement by the Corporation (without obtaining the advance written consent of the Stockholders Representative) shall be deemed to be a breach of a material obligation under this Agreement.

(c)    Change of Control. In the event of a Change of Control, all obligations hereunder shall accelerate, and such obligations shall (except as otherwise provided in this Section 4.01(c)) be calculated and finalized pursuant to this ARTICLE IV as if an Early Termination Notice had been delivered on the date of the Change of Control and shall include (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of the Change of Control, and (2) any Tax Benefit Payment agreed to by the Corporation and the Stockholders Representative as due and payable but as yet unpaid (except to the extent that such amount is included in the Early Termination Payment). In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions, substituting in each case the phrase “closing date of a Change of Control” for the phrase “Early Termination Date.” The Early Termination Payment arising as a result of a Change of Control shall be payable on the date of such Change of Control, and the Corporation shall use all reasonable efforts to provide to the Stockholders Representative an Early Termination Schedule with respect to an expected Change of Control as far in advance as is reasonably practicable of such Change of Control (but no more than thirty Business Days in advance) so as to enable the calculation of the Early Termination Payment to be finalized prior to the date of the Change of Control. Notwithstanding the foregoing, where the parties anticipate a Change of Control but are not certain of the date on which such Change of Control will occur, the Corporation and the Stockholders Representative may agree to base the calculations contemplated by this Section 4.01(c) on a date other than the Change of Control.
(d)    Divestiture Acceleration Payment. In the event of a Divestiture, the Corporation shall pay to the Stockholders, in accordance with their Applicable Percentages, the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated and finalized pursuant to this ARTICLE IV as if an Early Termination Notice had been delivered on the date of the Divestiture (but solely with respect to the Taxable Entities sold in the Divestiture). In the event of a Divestiture, the Divestiture Acceleration Payment shall be calculated utilizing the Valuation Assumptions, substituting in each case the phrase “closing date of the Divestiture” for the phrase “Early Termination Date.”
Section 4.02.    Early Termination Notice.     If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to the Stockholders Representative notice of such intention to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties unless the Stockholders Representative, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with a Material Objection Notice. An Early Termination Schedule will also become final and binding upon the Stockholders Representative confirming in writing that it will not provide a Material Objection Notice with respect to such Schedule. If the parties, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Stockholders Representative shall employ the Reconciliation Procedures as described in Section 7.08 of this Agreement.
Section 4.03.    Payment upon Early Termination.
i.Within three (3) Business Days after agreement is reached between the Stockholders Representative and the Corporation concerning the Early Termination Schedule or such Schedule is finalized pursuant to the Reconciliation Procedures, the Corporation shall pay to each Stockholder its share (based on such Stockholder’s Applicable Percentage) of the Early Termination Payment or Divestiture Acceleration Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Stockholders, or as otherwise agreed by the Corporation and the Stockholder.

ii.The “Early Termination Payment” means, as of the Early Termination Date, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments (other than those payable in addition to the Early Termination Payment, where contemplated by Section 4.01) that would be required to be paid by the Corporation beginning from the Early Termination Date, assuming the Valuation Assumptions are applied, all as may be adjusted further in a manner agreed to by the Corporation and the Stockholders Representative. For purposes of calculating, pursuant to this Section 4.03(b), the present value of all Tax Benefit Payments that would be required to be paid (1) it shall be assumed that, absent the Early Termination Notice, all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Corporation’s U.S. federal income Tax Return with respect to Taxes for each Taxable Year (or the due date (without extensions) for filing the applicable Taxable Entity’s state or local income Tax Returns, to the extent such Tax Benefit Payments are attributable to the portion of the Net Tax Benefit attributable to such corresponding state or local Taxable Year) and and (2) any deductions that would have arisen as a result of a portion of any such hypothetical Tax Benefit Payment being treated as Imputed Interest shall be treated as Pre-IPO NOLs available for use in the taxable year in which such Tax Benefit Payment would have been paid based on the application of the provisions of this Section 4.03(b) and the Valuation Assumptions. A simplified example of the calculation of a Stockholder’s Early Termination Payment will be included as Annex B to this Agreement upon the review and approval of such example by the Stockholders Representative.
iii.The “Divestiture Acceleration Payment” as of the date of any Divestiture means the present value, discounted at the Early Termination Rate as of such date, of the Tax Benefit Payment resulting solely from the Transferred NOLs that would be required to be paid by the Corporation beginning from the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred NOLs resulting from the Divestiture, all as may be adjusted further in a manner agreed to by the Corporation and the Stockholders Representative. For purposes of calculating the present value pursuant to this Section 4.03(c) of all Tax Benefit Payments that would be required to be paid (1) it shall be assumed that absent the Divestiture all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Corporation’s U.S. federal income Tax Return with respect to Taxes for each Taxable Year (or the due date (without extensions) for filing the applicable Taxable Entity’s state or local income Tax Returns, to the extent such Tax Benefit Payments are attributable to the portion of the Net Tax Benefit attributable to such corresponding state or local Taxable Year) and (2) any deductions that would have arisen as a result of a portion of any such hypothetical Tax Benefit Payment being treated as Imputed Interest shall be treated as Pre-IPO NOLs available for use in the taxable year in which such Tax Benefit Payment would have been paid based on the application of the provisions of this Section 4.03(c) and the Valuation Assumptions.
ARTICLE V
LATE PAYMENTS AND COMPLIANCE WITH INDEBTEDNESS
Section 5.01. Late Payments by the Corporation. The amount of all or any portion of any ITR Payment not made to the Stockholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.
Section 5.02. Compliance with Indebtedness. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporation fails to make or cause to be made any Tax Benefit Payment (or portion thereof) when due (other than, for clarity, any Early Termination Payment payable in connection with a Change of Control) to the extent that the Corporation determines in good faith that the Corporation has insufficient funds (taking into account funds of its wholly-owned Subsidiaries that are permitted to be distributed or loaned to the Corporation pursuant to the terms of any applicable credit agreements or other documents evidencing indebtedness (each as reasonably interpreted by the Corporation), but not taking into account funds of its wholly-owned Subsidiaries that are not permitted to be distributed or loaned pursuant to the terms of such agreements or documents and not taking into account funds reasonably reserved for reasonably expected liabilities or expenses) to make such payment; provided that the interest provisions of Section 5.01 shall apply to such late payment (unless the Corporation determines in good faith that (x) the Corporation does not have sufficient cash to make such payment as a result of limitations imposed by credit agreements or any other documents evidencing indebtedness to which the Corporation or its wholly-owned Subsidiaries is a party, guarantor or otherwise an obligor as of the date of this Agreement (the “Initial Debt Documents”) or any other document evidencing indebtedness to which the Corporation or its wholly-owned Subsidiaries becomes a party, guarantor or otherwise an obligor thereafter to the extent the terms of such other documents are not materially more restrictive in respect of the Corporation’s ability to receive from its direct or indirect Subsidiaries funds sufficient to make such payments compared to the terms of the Initial Debt Documents, as determined by the Corporation in good faith (any such document, collectively with the Initial Debt Documents, the “Permitted Debt Documents”), or (y) such payments could (I) be set aside as fraudulent transfers or conveyances or similar actions under fraudulent transfer laws or (II) could cause the Corporation and/or its wholly-owned Subsidiaries to be undercapitalized, in which case Section 5.01 shall apply, but the Default Rate shall be replaced by the Agreed Rate).
ARTICLE VI
NO DISPUTES: CONSISTENCY: COOPERATION
Section 6.01. The Stockholders Representative’s Participation in the Corporation’s Tax Matters.     Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, including the preparation, filing or amendment of any Tax Return and the defense, contest, or settlement of any issue pertaining to Taxes, subject to a requirement that the Corporation act in good faith in connection with its control of any matter which is reasonably expected to affect any Stockholder’s rights and obligations under this Agreement. Notwithstanding the foregoing, the Corporation shall notify the Stockholders Representative of, and keep the Stockholders Representative reasonably informed with respect to, the portion of any audit of the Corporation or other Taxable Entity by a Taxing Authority the outcome of which is reasonably expected to affect any Stockholder’s rights and obligations under this Agreement, and shall give the Stockholders Representative reasonable opportunity to provide information and participate in the applicable portion of such audit.
Section 6.02. Consistency. The Corporation and the Stockholders agree to report and cause to be reported for all purposes, including federal, state, and local Tax purposes and financial reporting purposes, except upon a contrary final determination by an applicable Taxing Authority (i) the ITR Payments as described in Section 351(b) of the Code as partial consideration to the Stockholders for their transfer of equity interests in Surgery Center Holdings, LLC to the Corporation, other than amounts required to be treated as Imputed Interest, and (ii) all other Tax-related items in a manner consistent with that specified by the Corporation in any Schedule or statement required or permitted to be provided by or on behalf of the Corporation under this Agreement and agreed by the Stockholders Representative.
Section 6.03. Cooperation. Each of the Corporation and the Stockholders (through the Stockholders Representative) shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a)

above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.
ARTICLE VII
MISCELLANEOUS
Section 7.01. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 7.01). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to the Corporation, to:
Surgery Partners, Inc.
40 Burton Hills Boulevard
Suite 500
Nashville, Tennessee 37215
Fax: (615) 234-5998
Attention: Chief Financial Officer and Chief Executive Officer
Email: tsparks@surgerypartners.com and mdoyle@surgerypartners.com with a copy (which shall not constitute notice) to :
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Fax: (646) 728-1523
Attention: Carl Marcellino
Email: carl.marcellino@ropesgray.com
If to the Stockholders Representative, to:
H.I.G. Surgery Centers, LLC
c/o H.I.G. Capital
600 Fifth Avenue
New York, New York 10020
Fax: (212) 506-0559
Attention: Chris Latiala and Matthew Lozow
Email: claitala@higcapital.com and mlozow@higcapital.com
with a copy (which shall not constitute notice) to :
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Fax: (646) 728-1523
Attention: Carl Marcellino
Email: carl.marcellino@ropesgray.com

Any party may change its address, fax number or e-mail by giving the other party written notice of its new address, fax number or e-mail in the manner set forth above.

Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission (or similar electronic transmission) shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 7.03. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Other than as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to, or shall, confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 7.05. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced as a result of any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.
Section 7.06. Successors; Assignment; Amendments; Waivers.
(a)    Each Stockholder may freely assign or transfer its rights under this Agreement without the prior written consent of the Corporation to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by all provisions of this Agreement. If the Stockholders Representative assigns all or a portion of its rights as a Stockholder under this Agreement, such transferee shall, at the election of the Stockholders Representative, also have the rights provided to the Stockholders Representative in its capacity as such; provided further that the Stockholders Representative may assign its rights in its capacity as such to an Affiliate.
(b)    The Corporation may not assign any of its rights and obligations under this Agreement without the prior written consent of the Stockholders Representative.
(c)    No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the Stockholders Representative. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
(d)    All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives, including any Permitted Assignee pursuant to a Permitted Assignment. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.
Section 7.07.    Resolution of Disputes.
(a)    Other than with respect to any disputes under Section 2.03, Section 4.02, Section 4.03, or Section 6.02 (which are to be resolved pursuant to Section 7.08), any and all disputes which cannot be settled amicably between the Corporation and the Stockholders Representative, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be New York, New York. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. If the Corporation and the Stockholders Representative fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the arbitrator shall be selected by the International Chamber of Commerce. The arbitrator shall be a lawyer. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment on the award may be entered by any court having jurisdiction thereof. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.
(b)    Notwithstanding the provisions of Section 7.07(a), either the Corporation or the Stockholders Representative may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.07(b), the Stockholders Representative (i) expressly consents to the application of Section 7.07(c) to any such action or proceeding, and (ii) irrevocably appoints the Corporation as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Stockholders Representative of any such service of process, shall be deemed in every respect effective service of process upon such Stockholder in any such action or proceeding.
(c)    (i) THE CORPORATION AND EACH STOCKHOLDER (THROUGH THE STOCKHOLDERS REPRESENTATIVE) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK AND AGREES THAT ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF Section 7.07(b) SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK (OR, IF THE SUPREME COURT OF THE STATE OF NEW YORK REFUSES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF NEW YORK). The parties acknowledge that the forum designated by this Section 7.07(c) has a reasonable relation to this Agreement and to the parties’ relationship with one another.
(ii)    The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.07(c)(i) and such parties agree not to plead or claim the same.
(iii)    AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 7.08. Reconciliation Procedures. In the event that the Corporation and the Stockholders Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.03, Section 4.02, Section 4.03, and Section 6.02 within the relevant period designated in this Agreement (or the amount of a payment in the case of an early termination, breach of agreement, Change of Control, or Divestiture Acceleration Payment to which Section 4.01 applies) (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement (the “Expert”) mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or any of the Stockholders or any other actual or potential conflict of interest. If the Reconciliation Dispute is not resolved before any payment that is the subject of the Reconciliation Dispute is due or any Tax Return reflecting the subject of the Reconciliation Dispute is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or the amendment of any Tax Return shall be borne by the Corporation, except as provided in the next sentence. Each of the Corporation and the Stockholders shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute, within the meaning of this Section 7.08 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.08 shall be binding on the Corporation and the Stockholders and may be entered and enforced in any court having jurisdiction.
Section 7.09. Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state or local or foreign Tax law, provided that the Corporation (i) gives 10 days advance written notice of its intention to make such withholding to the Stockholders Representative, (ii) identifies the legal basis requiring such withholding and (iii) gives the Stockholders Representative an opportunity to establish that such withholding is not legally required. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders. The Corporation shall provide evidence of such payments to the Stockholders (through the Stockholders Representative) to the extent that such evidence is available.
Section 7.10. Affiliated Corporations; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.
(a)    If a Taxable Entity is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code (other than if the Taxable Entity becomes a member of such a group as a result of a Change of Control or Divestiture, in which case the provisions of Article IV shall control), or a member of a consolidated, combined or unitary group of any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group (or groups, as applicable) as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group (or groups, as applicable) as a whole.
(b)    If any Person the income of which is included in the income of the Corporation’s affiliated or consolidated group transfers one or more assets to a corporation with which such Person does not file a consolidated Tax Return pursuant to Section 1501 of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Corporation’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset, or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.
Section 7.11. Confidentiality. (a) Each Stockholder (through the Stockholders Representative) and each of its assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of the Corporation or the Stockholders. This Section 7.11 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of a Stockholder or affiliate in violation of this Agreement) or is generally known to the business community or (ii) the disclosure of information to the extent necessary for any Stockholder or affiliate to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each Stockholder and each assignee (and each employee, representative or other agent of such Stockholder or assignee) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of (w) the Corporation and its Subsidiaries, (x) the transactions entered into in connection with the IPO, (y) this Agreement and (z) any of the transactions of the Corporation and its Subsidiaries, and all materials of any kind (including opinions or other Tax analyses) that are provided to such Stockholder or assignee relating to such Tax treatment and Tax structure.
(b)    If the Stockholders Representative or any of its assignees commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.11, the Corporation shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and the accounts and funds managed by the Corporation, and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
Section 7.12. Appointment of Stockholders Representative.
(a)    Appointment. Without further action of any of the Corporation, the Stockholders Representative or any Stockholder, and as partial consideration of the benefits conferred by this Agreement, the Stockholders Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each Stockholder with respect to the taking by the Stockholders Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders Representatives under this Agreement (and any potential agreement with the Corporation to terminate this Agreement earlier than such time as is provided in Section 4.01 provided that any payment made by the Corporation upon such an early termination shall be paid to each Stockholder based on such Stockholder’s Applicable Percentage). The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Stockholders Representatives. No bond shall be required of the Stockholders Representatives, and the Stockholders Representatives shall receive no compensation for its services.
(b)    Expenses. If at any time the Stockholders Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporation from the Stockholders Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Stockholders Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporation shall reduce any future payments (if any) due to the Stockholders hereunder pro rata (based on their respective Applicable Percentages in the Corporation) by the amount of such expenses which it shall instead remit directly to the

Stockholders Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Stockholders Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).
(c)    Limitation on Liability. The Stockholders Representative shall not be liable to any Stockholder for any act of the Stockholders Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Stockholder as a proximate result of the bad faith or willful misconduct of the Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such action or omission being made in good faith and with reasonable judgment). The Stockholders Representative shall not be liable for, and shall be indemnified by the Stockholders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Stockholders Representative (and any cost or expense incurred by the Stockholders Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such action or omission being made in good faith and with reasonable judgment); provided, however, in no event shall any Stockholder be obligated to indemnify the Stockholders Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Stockholder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Stockholder. Each Stockholder’s receipt of any and all benefits to which such Stockholder is entitled under this Agreement, if any, is conditioned upon and subject to such Stockholder’s acceptance of all obligations, including the obligations of this Section 7.12(c), applicable to such Stockholder under this Agreement.
(d)    Actions of the Stockholders Representative. Any decision, act, consent or instruction of the Stockholders Representative shall constitute a decision of all Stockholders and shall be final, binding and conclusive upon each Stockholder, and the Corporation may rely upon any decision, act, consent or instruction of the Stockholders Representative as being the decision, act, consent or instruction of each Stockholder. The Corporation is hereby relieved from any liability to any Person for any acts done by the Corporation in accordance with any such decision, act, consent or instruction of the Stockholders Representative.
Section 7.13.    Conflicting Agreements.     Other than with respect to the Permitted Debt Documents, the Corporation shall not, and shall cause its Subsidiaries to not, enter into any agreement or indenture or any amendment or other modification to any agreement or indenture (including, in each case, in connection with any refinancing) that would, directly or indirectly, restrict or otherwise encumber (or in the case of amendments or other modifications, further restrict or encumber) its ability to make payments under this Agreement in accordance with its terms, including any agreement that would, directly or indirectly, restrict or otherwise encumber (or in the case of amendments or other modifications, further restrict or encumber) the ability of the Corporation’s Subsidiaries to upstream cash (by dividend or loan) to the Corporation to fund amounts payable by the Corporation under this Agreement.

[Signatures pages follow]

IN WITNESS WHEREOF, the Corporation, Stockholders Representative, and each Stockholder have duly executed this Agreement as of the date first written above.

SURGERY PARTNERS, INC. By: /s/ Michael T. Doyle Name: Michael T. Doyle Title: Chief Executive Officer
H.I.G. SURGERY CENTERS, LLC, as Stockholders Representative By: /s/ Richard Siegel Name: Richard Siegel Title: Authorized Signatory

STOCKHOLDERS
H.I.G. Surgery Centers LLC By: /s/ Richard Siegel Name: Richard Siegel Title: Authorized Signatory
THL Credit, Inc. By: /s/ Christopher J. Flynn Name: Christopher J. Flynn Title: Co-Chief Executive Officer
Multi Strategy IC Limited By: /s/ Lisa Crowson and /s/ Brett McFarlane Name: Lisa Crowson and Brett McFarlane Title: Director and Authorised Signatory
Partners Group Access 74 L.P. By: /s/ Brett McFarlane and /s/ Daniel Stopher Name: Brett McFarlane and Daniel Stopher Title: Authorised Signatory and Authorised Signatory
Partners Group Direct Mezzanine 2011, L.P. By: /s/ Brett McFarlane and /s/ Daniel Stopher Name: Brett McFarlane and Daniel Stopher Title: Authorised Signatory and Director
Partners Group Mezzanine Finance III, L.P. By: /s/ Brett McFarlane and /s/ Daniel Stopher Name: Brett McFarlane and Daniel Stopher Title: Authorised Signatory and Director
Partners Group Mezzanine Finance IV, L.P. By: /s/ Brett McFarlane and /s/ Daniel Stopher Name: Brett McFarlane and Daniel Stopher Title: Authorised Signatory and Director
Partners Group MRP, L.P. By: /s/ Brett McFarlane and /s/ Daniel Stopher Name: Brett McFarlane and Daniel Stopher Title: Authorised Signatory and Director

Partners Group Private Equity (Master Fund), LLC By: /s/ Brett McFarlane and /s/ Daniel Stopher Name: Brett McFarlane and Daniel Stopher Title: Authorised Signatory and Director
/s/ Scott Macomber Scott Macomber
/s/ John Lawrence John Lawrence
/s/ Myra Fernandez Doyle Myra Fernandez Doyle, as Trustee of the Makayla Doyle 2012 Irrevocable Trust under agreement dated July 20, 2012
/s/ Myra Fernandez Doyle Myra Fernandez Doyle, as Trustee of the Michael Doyle 2012 Irrevocable Trust under agreement dated July 20, 2012
/s/ Myra Fernandez Doyle Myra Fernandez Doyle, as Trustee of the Mason Doyle 2012 Irrevocable Trust under agreement dated July 20, 2012
/s/ Michael T. Doyle Michael T. Doyle
/s/ Marcy Atheney Marcy Atheney
/s/ Preston Bain Preston Bain
/s/ Jennifer Baldock Jennifer Baldock
/s/ Chad Baldwin Chad Baldwin
/s/ Derek Bell Derek Bell

/s/ Randy Bissel Randy Bissel
/s/ John Blanck John Blanck
/s/ Brian Blankenship Brian Blankenship
/s/ Philip Bodie Philip Bodie
/s/ Jane Bradford Jane Bradford
/s/ Ronald Brank Ronald Brank
/s/ Laurie Brocato Scovell Laurie Brocato Scovell
/s/ Jeff Bruener Jeff Bruener
/s/ John Calta John Calta
/s/ Elizabeth Campbell Elizabeth Campbell
/s/ Eric Chandler Eric Chandler
/s/ Armando Cremata Armando Cremata
/s/ John Crysel John Crysel
/s/ Dennis Dean Dennis Dean
/s/ Kevin Dowdy Kevin Dowdy

/s/ Michelle Faccinello‐Jones Michelle Faccinello‐Jones
/s/ George Goodwin George Goodwin
/s/ Elise Gregory Elise Gregory
/s/ David Harkins David Harkins
/s/ Craig Hethcox Craig Hethcox
/s/ Lainie Kennedy Lainie Kennedy
/s/ Miles Kennedy Miles Kennedy
/s/ Julie Lewis Julie Lewis
/s/ Brandan Lingle Brandan Lingle
/s/ Lisa Mann Lisa Mann
/s/ Justin McCann Justin McCann
/s/ Will Milo Will Milo
/s/ Ken Mitchell Ken Mitchell
/s/ Matt Musso Matt Musso
/s/ Darrell Naish Darrell Naish

/s/ David Neal David Neal
/s/ Jeff Parks Jeff Parks
/s/ James B. Parnell James B. Parnell
/s/ Rick Payne Rick Payne
/s/ Matt Petty Matt Petty
/s/ Stephanie Plummer Stephanie Plummer
/s/ Katherine Rendall Katherine Rendall
/s/ Linda Simmons Linda Simmons
/s/ Michele Simon Michele Simon
/s/ Colleen Smallwood Colleen Smallwood
/s/ Teresa Sparks Teresa Sparks
/s/ Anthony Taparo Anthony Taparo
/s/ Chris Throckmorton Chris Throckmorton
/s/ Chris Toepke Chris Toepke
/s/ Joe Vesneski Joe Vesneski

/s/ Leonard Warren Leonard Warren
/s/ Trent Webb Trent Webb
/s/ Kelly Whelan Kelly Whelan
/s/ Lauren Whitsett Lauren Whitsett
/s/ David Williamson David Williamson
/s/ Ron Zelhof Ron Zelhof

Annex A

List of Stockholders (and Applicable Percentages)

Stockholder	Applicable Percentage
H.I.G. Surgery Centers, LLC	82.02%
THL Credit, Inc.	0.82%
Multi Strategy IC Limited	0.00%
Partners Group Access 74 L.P.	0.25%
Partners Group Direct Mezzanine 2011, L.P. Inc.	0.02%
Partners Group Mezzanine Finance III, L.P.	0.23%
Partners Group Mezzanine Finance IV, L.P.	0.01%
Partners Group MRP, L.P.	0.06%
Partners Group Private Equity (Master Fund), LLC	0.04%
Scott Macomber	0.76%
John Lawrence	0.51%
Makayla Doyle 2012 Irrevocable Trust	0.14%
Mason Doyle 2012 Irrevocable Trust	0.14%
Michael Doyle 2012 Irrevocable Trust	0.14%
Michael T. Doyle	9.05%
Anthony Taparo	0.20%
Armando Cremata	0.18%
Dennis Dean	0.26%
George Goodwin	0.23%
Jeff Parks	0.85%
Jennifer Baldock	0.17%
John Crysel	0.26%
Julie Lewis	0.18%
Ken Mitchell	0.07%
Matt Petty	0.10%
Michele Simon	0.18%
Ronald P. Zelhof	0.36%
Teresa Sparks	0.43%
William Milo	0.72%
Chris Throckmorton	0.20%
Chris Toepke	0.20%
David Harkins	0.07%
David Neal	0.07%
Brandan Lingle	0.07%
Brian Blankenship	0.03%
Chad Baldwin	0.03%

Colleen Smallwood	0.01%
Darrell Naish	0.06%
David Williamson	0.03%
Derek Bell	0.03%
Elizabeth Campbell	0.03%
Eric Chandler	0.01%
Garrett Miles Kennedy	0.05%
James B. Parnell	0.01%
Jane Bradford	0.01%
Jeff Bruener	0.04%
Joe Vesneski	0.01%
John Blanck	0.04%
John Calta	0.04%
Justin McCann	0.01%
Katie Rendall	0.01%
Kelly Whelan	0.01%
Kevin Dowdy	0.02%
Lauren Whitsett	0.03%
Laurie Brocato-Scovell	0.01%
Leonard Warren	0.02%
Linda Simmons	0.04%
Lisa Mann	0.02%
Marcy Atheney	0.04%
Marialaina Kennedy	0.07%
Matt Musso	0.04%
Michelle Facchinello	0.02%
Philip Bodie	0.01%
Phillip C. Hethcox	0.04%
Preston Bain	0.03%
Randy Bissel	0.04%
Rebecca Elise Gregory	0.01%
Rick Payne	0.01%
Ronald Brank	0.06%
Stephanie Plummer	0.01%
Trent Webb	0.04%